Exhibit 10.29
UL SOLUTIONS U.S. EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2026)

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12.15 Headings.	17
12.16 Gender, Singular and Plural.	17
12.17 Governing Law.	18
12.18 Entire Agreement.	18
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UL SOLUTIONS U.S. EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I
HISTORY AND PURPOSE
1.1History. UL Solutions Inc. (the “Company”) hereby adopts the UL Solutions U.S. Executive Deferred Compensation Plan (the “Plan”), effective as of January 1, 2026, for the benefit of Eligible Employees of the Company.
1.2Purpose. The Company intends the Plan to attract and retain high quality executives and promote in them increased efficiency and interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, constitute a top-hat plan within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1). The Plan is further intended to, and shall be interpreted to, comply in all respects with Code Section 409A.
ARTICLE II
DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1“Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to the Participant's Beneficiary pursuant to the Plan.
2.2“Administrator” means the Chief Human Resources Officer of the Company (or the individual acting in such capacity).
2.3“Affiliate” means a member of the Company’s controlled group (within the meaning of Code Section 414(b) and 414(c)).
2.4“Beneficiary” means the person, persons, or entity designated as such pursuant to Section 7.7(a).
2.5“Bonus” means (a) a bonus actually paid to an Eligible Employee pursuant the Company’s All Employee Incentive Plan, as in effect from time to time, or any subsequent annual incentive plan covering Eligible Employees or (b) any bonus or commission actually paid to an Eligible Employee pursuant to a sales commission plan, program or arrangement.
2.6“Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
2.7“Company” means UL Solutions Inc.
2.8“Compensation” means annual base salary and Bonuses paid by an Employer, without regard to the limitation in effect under Code Section 401(a)(17) for such Plan Year. For avoidance of doubt, Compensation includes Bonuses in the Plan Year in which they are paid to an Eligible Employee. Compensation shall be determined over the 12-month period that ends on the last day of the Plan Year.

2.9“Deferral Election” means an election by an Eligible Employee to defer one or more types of Compensation eligible for deferral under the Plan, as described in Article IV.
2.10“Deferred Compensation Account” means the bookkeeping Account maintained on behalf of a Participant which represents (i) the deferred amounts elected by the Participant and credited on behalf of such Participant pursuant to Article IV of the Plan and (ii) associated earnings and losses credited pursuant to Article VI of the Plan. The Deferred Compensation Account may include one or more subaccounts, as determined by the Administrator.
2.11“Disability” means that a Participant has been approved to receive benefits under the Employer’s long-term disability program, as in effect from time to time.
2.12“Election Period” means the period established by the Administrator with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Code Section 409A.
2.13“Eligible Employee” means an employee of the Employer with a title of Vice President or above (or such other title as designated by the Administrator in its sole discretion) (each, an “Eligible Position”) and is regularly performing services in the United States; provided that in the case of an individual who is hired or promoted into an Eligible Position with the Employer after the Effective Date (and was not an Eligible Employee immediately before the date of such hire or promotion), such individual shall become an Eligible Employee upon written approval by the Administrator for his or her participation in the Plan effective as of a designated eligibility date specified by the Administrator.
2.14“Employer” means the Company, UL LLC and any other U.S. Affiliate thereof approved by the Company for participation in the Plan.
2.15“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
2.16“Investment Options” means the hypothetical investment funds or indices through which earnings or losses may be credited to a Participant’s Account, as described in Section 6.1(b).
2.17“Participant”. means an Eligible Employee who commences participation in the Plan in accordance with Article III.
2.18“Plan”. means the UL Solutions U.S. Executive Deferred Compensation Plan, as amended from time to time.
2.19“Plan Year”. means the calendar year.
2.20“Separation from Service” means a Participant’s termination of service with the Company and all Affiliates, whether voluntarily or involuntarily, as determined by the Administrator in accordance with Treasury Regulation Section 1.409A-1(h).
2.21“Spouse” means the person that is or, in the case of a former Spouse, was legally married to the Participant; provided, however, that such person shall only be considered legally married if the respective marriage is recognized for purposes of the Code and ERISA.

2.22“Unforeseeable Emergency”. means, as determined by the Administrator in its sole discretion and in accordance with Code Section 409A(a)(2)(A)(vi), a severe financial hardship to the Participant’s Beneficiary resulting from (a) an illness or accident of the Participant or the Beneficiary, the Participant’s or Beneficiary’s Spouse, or the Participant’s or Beneficiary’s “dependent” (within the meaning of Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) or (d)(1)(B)), (b) loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance, such as damage that is a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. Notwithstanding the foregoing, the need to send a Participant’s or Beneficiary’s child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.
2.23“Unforeseeable Emergency Distribution”. means an accelerated distribution of benefits pursuant to Section 7.6(a) to a Participant who has suffered an Unforeseeable Emergency.
ARTICLE III
PARTICIPATION
3.1Participation. An Eligible Employee shall become a Participant in the Plan when his or her initial Deferral Election becomes effective in accordance with Article IV.
3.2Termination of Participation. A Participant will cease to be a Participant upon the distribution of his or her entire Account in accordance with Article VII.
ARTICLE IV
DEFERRALS, CONTRIBUTIONS, AND ELECTIONS
4.1Elective Deferrals. An Eligible Employee may elect to defer one or more of the following types of Compensation during an Election Period, subject to the remaining sections of this Article IV:
(a)Salary Deferrals. Up to 50% (in whole percentages) of the Eligible Employee’s annual base salary; and
(b)Bonuses. Up to 50% (in whole percentages) of the Eligible Employee’s Bonus.
4.2Deferral Election Terms. An Eligible Employee must timely file a completed Deferral Election during the applicable Election Period described in Section 4.3. A Deferral Election must specify:
(a)The percentage and types of Compensation the employee elects to defer; and
(b)The form of payment upon distribution for each type of Compensation deferred, as described in Section 7.3.
4.3Election Timing. The Administrator has the discretion to establish the Election Periods, subject to the following requirements for compliance with Code Section 409A.

(a)New Plan Election Period. Any Eligible Employee who first becomes eligible to participate in the Plan as of the Effective Date may make an initial Deferral Election within 30 days after January 1, 2026 to defer (i) a portion of his or her annual base salary in accordance with Section 4.1(a), and such election shall become effective with respect to base salary payments issued on or after March 1, 2026, and/or (ii) a portion of his or her Bonus to be earned during the 2026 performance period (if any) in accordance with Section 4.1(b), and such election shall become effective with respect to a pro rata share of such Bonus, when subsequently paid, based on the period from March 1, 2026 through the end of such performance period relative to the entire 2026 performance period.
(b)Annual Elections. Except as otherwise provided in this Section 4.3, the Administrator shall determine the annual Election Period for annual base salary and Bonus deferrals, which shall end no later than December 31 of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates. If the Administrator solicits Deferral Elections of the Bonus during the annual Election Period, then the Deferral Election shall apply to the Bonus earned during the Plan Year that begins after the end of the Election Period. (For the avoidance of doubt, a Bonus is “earned” during the performance period applicable to such Bonus.)
(c)Bonus. The Administrator, in its discretion, may determine an Election Period for the Bonus that ends no later than the end of the sixth month of the performance period to which the Deferral Election for the Bonus relates.
(d)Initial Eligibility.
(1)Subject to Section 4.3(a), any employee who (i) first becomes eligible to participate in the Plan after the Effective Date, including an employee who first becomes eligible to participate upon the Company’s approval of his or her U.S. Affiliate as an eligible Employer for purposes of the Plan after the Effective Date, and (ii) except as otherwise provided in Code Section 409A, is not or has never been eligible to participate in the Plan, may make an initial Deferral Election to defer his or her annual base salary in an annual Election Period occurring on or after the date on which he or she becomes an Eligible Employee; provided however, that (A) the Administrator, in its sole discretion, may establish an earlier Election Period for such employee ending on or before the 30th day after the date on which he or she becomes an Eligible Employee, and (B) in no event shall a Deferral Election made pursuant to this Section 4.3(d) apply to base salary payments issued before March 1, 2026. Any such election filed pursuant to this Section 4.3(d)(1) shall (i) apply to base salary earned after a Deferral Election is properly completed and filed with the Administrator and becomes effective, and (ii) become irrevocable upon the 30th day after the date on which such individual becomes an Eligible Employee.
(2)Subject to Section 4.3(a), an Eligible Employee may make an initial Deferral Election to defer his or her Bonus only during an annual Election Period, as described Section 4.3(b); provided, however, that no Bonuses earned with respect to Plan Years beginning before January 1, 2026 shall be eligible for deferral under the Plan. (For the avoidance of doubt, a Bonus is “earned” during the performance period applicable to such Bonus.)
(e)Revocability. All Deferral Elections shall become irrevocable on the last day of the applicable Election Period pursuant to this Section 4.3; provided that the Administrator may, in its sole discretion, permit a Participant to modify or revoke a

Deferral Election by the last day on which the Participant could have been permitted to make a Deferral Election under the provisions of Section 409A.
ARTICLE V
ACCOUNTS
5.1Deferred Compensation Account. The Employer shall establish a Deferred Compensation Account on behalf of each Participant who has made a Deferral Election pursuant to Article IV. Amounts in the Deferred Compensation Account shall be 100% vested at all times. More than one Deferred Compensation Account on behalf of any Participant may be established, as deemed necessary by the Administrator for administrative purposes. Each Deferred Compensation Account may be divided into separate subaccounts to reflect each compensation type subject to a Deferral Election for a given Plan Year, as applicable, made by the Participant pursuant to Article IV. The Deferred Compensation Account shall also reflect earnings and losses on the entire Deferred Compensation Account(s) pursuant to the Investment Options elected by the Participant, as described in Article VI. Deferred Compensation Accounts and the respective subaccounts shall be for bookkeeping purposes only, and neither the Employer nor any of its Affiliates shall be obligated to set aside or segregate any assets in respect of such accounts.
ARTICLE VI
INVESTMENT OF CONTRIBUTIONS
6.1Investment Elections.
(a)Each Participant may make an election through a system maintained by the Plan’s recordkeeper, in a manner approved by the Administrator, of designated Investment Options in which the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to his or her Account. In the election, the Participant may specify that all or any percentage of his or her Account shall be deemed to be invested, in whole percentage increments, in one or more of the Investment Options selected as alternative investments under the Plan from time to time by the Administrator pursuant to Section 6.1(b). If a Participant fails to make an election among the Investment Options as described in this Section, the Participant’s Account shall automatically be allocated into a default Investment Option, as determined by the Administrator. A Participant may elect to revise his or her investment election with respect to existing Account allocations or future deferrals pursuant to the Deferral Election at any time (subject to any invested fund limitation) by submitting a request for modification to the Plan recordkeeper. Notwithstanding the foregoing, the Administrator, in its sole discretion, may impose limitations on (i) the frequency with which a Participant may allocate his Accounts into or out of one or more of the Investment Options elected in accordance with this Section and/or (ii) the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Investment Option.
(b)The Administrator, in its sole and absolute discretion, may select the Investment Options for the Plan for Participants to select the deemed investment of their Deferred Compensation Account. Unless the Administrator shall specify otherwise, such Investment Options (including the default Investment Option) shall be based on the investment options (including the default investment option) available from time to time under the UL LLC Financial Security Plan; provided, however, that a self directed brokerage account shall not be an available Investment Option under the hereunder. The Administrator may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. The rate of return of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Section 6.2.
6.2Adjustment of Accounts. A Participant shall specify the percentages (in whole-percentage increments) of the amounts credited to the Participant’s Deferred Compensation Account that shall be allocated among the Investment Options during the applicable Election Period. Thereafter, a Participant may change his or her Investment Option election at such time and in such manner as shall be specified by the Administrator, from time to time. A revised Investment Option election may apply to the then balance of the Participant’s Deferred Compensation Account, to future amounts credited thereto on account of the Participant’s Deferral Election made under Article IV or both (already credited and future amounts). For the avoidance of doubt, deferred amounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option.
ARTICLE VII
DISTRIBUTION OF BENEFITS
7.1Amount of Benefits. The vested amount credited to a Participant's Account as determined under Articles IV, V, and VI shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.
7.2Timing of Distributions. Subject to Section 7.4, distribution of a Participant’s Account hereunder will be made, or commence, on or as soon as administratively practicable after the first day of the seventh month following the month in which the Participant incurs a Separation from Service.
7.3Form of Distributions.
(a)Subject to Section 7.4, distribution of a Participant’s Account shall be made in either (1) a single lump sum payment or (2) a series of at least two, but no more than ten, substantially equal annual installment payments, subject to applicable withholding requirements.
(b)Notwithstanding the foregoing, a distribution of a Participant’s Account under the Plan shall be made in a single lump sum payment, subject to applicable withholding requirements, as soon as administratively practicable after the earliest to occur of the following events (but no later than 2½ months after the end of the Plan Year in which such event occurs):
(1)The Participant’s death;
(2)The Participant’s Disability; or
(3)On or after the first day of the seventh month following the month in which the Participant incurs a Separation from Service, the Participant’s remaining Account balance is less than $25,000.
7.4Changes to Time or Form of Distribution.
(a)Notwithstanding the general timing rules set forth in Section 7.2(a) and subject in all cases to Sections 7.3(b) and 7.4(b), a Participant may elect to make one or both of the modifications in paragraphs (1) and (2) below with respect to the base salary deferred in any Plan Year (each, a “Base Salary Class Year Deferral”) or Bonus deferred in any Plan Year (each, a “Bonus Class Year Deferral”); provided, however that the Participant may not modify any Class Year Deferral more than one time during his or her period of participation in the Plan:
(1)A distribution election made pursuant to Section 4.2(b) by (i) changing the form of such distribution from a single lump sum payment to a series of substantially equal annual installments over a period of at least two, but no more than ten, substantially equal annual installment payments, (ii) changing the form of such distribution from a series of substantially equal annual installment payments to a single lump sum payment, or (iii) changing the number of substantially equal annual installment payments to be made, provided that number must be at least two, but no more than ten; and/or
(2)The date on which distribution will be made or commence, as applicable.
(b)A change in the time or form of distribution pursuant to Section 7.4(a) shall be permitted only if all of the following requirements are met:
(1)The new election does not take effect until at least 12 months after the date on which the new election is made;
(2)The new election delays payment for at least five years from the date that payment would otherwise have been made or commenced, absent the new election; and
(3)The new election is made not less than 12 months before the date on which payment would have been made or commenced absent the new election.
Election changes made pursuant to this Section 7.4 shall be made in accordance with rules established by the Administrator and shall comply with all requirements of Code Section 409A and the regulations thereunder.
7.5Administrative Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles VI and VII in any of the following circumstances as long as the Administrator treats all payments to similarly situated Participants on a reasonably consistent basis.
(a)Code Section 162(m). The Administrator may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m). Payment must be made during the Participant's first taxable year in which the Administrator reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Code Section 162(m) or during the period beginning with the Participant's Separation from Service and ending on the later of the last day of the Employer's taxable year in which the Participant separates from service or the 15th day of the third month following the Participant's Separation from Service. If a scheduled payment to a Participant is delayed in accordance with this Section 7.5(a), all scheduled payments to the Participant that could be delayed in accordance with this Section 7.5(a) will also be delayed.

(b)Federal Securities Laws. The Administrator may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.
(c)Secretary of the Treasury. The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
7.6Permitted Acceleration of Payment. The Employer may permit acceleration of the time or schedule of any payment or amount otherwise scheduled to be paid pursuant to the Plan upon the occurrence of the following conditions in accordance with Treasury Regulation Section 1.409A-3(j)(4):
(a)Unforeseeable Emergency. Upon a finding that an Unforeseeable Emergency has occurred, in accordance with Code Section 409A, the Administrator or its delegate may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:
(1)The request to take an Unforeseeable Emergency Distribution shall be made through a system maintained by the Plan’s recordkeeper, in a manner approved by the Administrator;
(2)The amount distributed pursuant to this Section with respect to the Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship); and
(3)The amount (if any) determined by the Administrator as a Unforeseeable Emergency Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency determination is made by the Administrator.
(b)Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order (within the meaning of Code Section 414(p)(1)(B)).
(c)Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the federal government or as may be reasonably necessary to avoid the violation of federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.
(d)FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to Compensation deferred under the Plan (the

“FICA Amount”). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.
(e)Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
(f)Offset. A payment may be accelerated in the Employer's discretion as satisfaction of a debt of the Participant to the Employer, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer, the entire amount of the reduction in any of the Employer’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(g)Other Events. A payment may be accelerated in the Administrator's sole discretion in connection with such other events and conditions as permitted by Code Section 409A.
7.7Payee Designations and Limitations.
(a)Beneficiary Designation. A Participant shall have the right, at any time, to designate any person or persons (including a living or family trust) as Beneficiary (primary and, if designated as available on the Plan’s recordkeeping system, contingent) to whom payment under the Plan shall be made in the event of the Participant’s death, subject to any procedures for such designations as established by the Administrator, in its sole discretion. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Administrator during the Participant’s lifetime in the format prescribed by the Administrator. In the event that a Participant designates multiple primary Beneficiaries, and any designated primary Beneficiary predeceases the Participant, then subject to Section 7.7(b) below, upon the Participant’s death, the portion of the Participant’s account that was otherwise allocable to such deceased Beneficiary shall be allocated in equal parts among the surviving primary Beneficiary(s).
(b)Absence of Valid Designation. If a Participant does not have a valid Beneficiary designation on-file on the Plan’s recordkeeping system at the time of his or her death as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.
(c)Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (1) to that person’s living parent(s) to act as custodian, (2) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (3) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
(d)Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrator and the Employer under the Plan.
ARTICLE VIII
LEAVES OF ABSENCE
8.1Paid Leave of Absence. If a Participant is authorized by the Employer to take a paid leave of absence, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be an Eligible Employee under the Plan, and (b) deferrals shall continue to be withheld from the Participant’s base salary and/or Bonus payments made by the Employer during such paid leave of absence in accordance with Article IV.
8.2Unpaid Leave of Absence. If a Participant is authorized by the Employer to take an unpaid leave of absence for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be an Eligible Employee under the Plan. However, no deferrals shall be made during a Participant’s unpaid leave of absence. If the Participant returns to employment, the Participant’s deferrals will re-commence in accordance with his or her Deferral Election (if any) in effect for the Plan Year of his or her return, provided such Deferral Elections are otherwise allowed and a Deferral Election is delivered to and accepted by the Administrator for each such election in accordance with Article IV.
8.3Elections During a Leave of Absence. In the event an Eligible Employee is on an Employer-approved paid or unpaid leave of absence during an Election Period, he or she will be permitted to submit a Deferral Election in accordance with Section 4.1. Such Eligible Employee’s elections will be implemented in accordance with Sections 8.1 and 8.2.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1Amendment of Plan. The Plan may be amended or modified from time to time through action of the Company. Notwithstanding the foregoing but subject in all cases to Section 12.1, no amendment or modification shall be effective to decrease the value of a Participant’s Account balance in existence at the time the amendment or modification is made.
9.2Plan Termination. The Company, in its sole discretion, may terminate the Plan at any time, and for any reason or no reason, subject to the conditions for plan termination set forth in Code Section 409A and the regulations thereunder.
ARTICLE X
FUNDING

10.1Establishment of Trust. The Company may, in its sole discretion, establish a grantor trust (as described in Code Section 671) for the purpose of accumulating assets to provide for the obligations hereunder. The assets and income of such trust shall be subject to the claims of the general creditors of an Employer, but only to the extent that such assets and income are attributable to the contributions of that individual Employer, if any. The establishment of such a trust shall not affect the Employers’ liability to pay benefits hereunder except that any such liability shall be offset by any payments actually made to a Participant or Beneficiary under such a trust. In the event such a trust is established, the Administrator shall have the authority to select, remove and replace the trustee and to determine the terms of the trust agreement. The amount to be contributed to such trust shall be determined by the Company and the investment of such assets shall be made in accordance with the trust document.
ARTICLE XI
PLAN ADMINISTRATION
11.1Powers and Responsibilities of the Administrator. The Administrator has the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities are set forth in the Administrator’s charter or other duly adopted governance documents and, except as otherwise provided therein, shall include, but are not limited to the following:
(a)To establish and enforce certain rules, regulations, and procedures as it deems necessary or proper for the efficient administration of the Plan;
(b)To construe and interpret the Plan (including any ambiguities, inconsistencies or omissions thereunder) and decide all questions of fact and all questions concerning the administration of the Plan, with its interpretations and decisions made in good faith to be final and conclusive;
(c)To determine the eligibility of any associate to participate in the Plan, and require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under the Plan;
(d)To oversee the computation of the amount of benefits that are payable to any Participant, Spouse, former Spouse or Beneficiary in accordance with the provisions of the Plan, and determine the person(s) to whom benefits will be paid;
(e)To authorize the payment of benefits from the Plan;
(f)To maintain records for each individual Participant as to benefits, Beneficiaries and/or alternate payees (if applicable), and other pertinent information;
(g)To establish such reasonable procedures as it deems necessary and appropriate to process claims and appeals regarding Plan participation and benefits, including through the appointment of claims administrators;
(h)To the extent that the Administrator reserves to itself authority to determine and respond to claims, appeals, document requests, and inquiries regarding Plan participation and benefits, to make all such determinations and issue all such responses in accordance with the applicable Plan terms and applicable law;

(i)To appoint one or more claims administrators, recordkeepers and other service providers to whom the Administrator may delegate all or a portion of its powers, responsibilities and duties;
(j)To receive, review and keep on file (as it deems convenient or proper) reports of benefits paid pursuant to, and the Company’s liabilities associated with, the Plan;
(k)To select, monitor, and modify the hypothetical investments of the Plan and/or to approve the rates of return therefor;
(l)To appoint, monitor and remove trustees and custodians of the Plan, including the authority to enter into amendments to the trust agreements or any new trust agreement; and
(m)To execute, deliver, file attest and register any agreements or other documents and instruments, and take any other actions, as the Administrator deems necessary or appropriate in order to effectuate any of the foregoing powers, responsibilities and authority, in each case, on terms and conditions not inconsistent with Plan terms.
11.2Claims Procedure.
(a)Initial Claims. If a Participant, former Participant, Beneficiary or alternate payee under a domestic relations order (each, a “Claimant”) believes that he or she is entitled to a benefit under the Plan which has not been paid, he or she may file a written claim for such benefit with the Administrator. A claim will be considered filed when a written communication is made by the Claimant to the Administrator. A Claimant may not file a claim in accordance with this subsection (a) later than one year from the date the claim arises. For purposes of the Plan, a claim arises upon the earliest of the following:
(1)for any Claimant, the initial denial of the Claimant’s inquiry related to his or her eligibility for, or amount of, benefits under the Plan;
(2)the date on which payment of the Claimant’s Account balance begins; or
(3)the later of (A) in the case of a Participant, the date of his or her Separation from Service, or (B) in the case of any Claimant, the first date on which a statement of such person’s benefits under the Plan is furnished.
To the extent the claim of a Beneficiary or alternate payee is based on the amount of benefits a Participant had earned, the claim arises at the same time for the Beneficiary or alternate payee as it would for the Participant. This does not apply to the extent the claim relates only to the Beneficiary’s or alternate payee’s rights.
Example 1: A designated Beneficiary claims that his Distributable Amount under the Plan should be larger because the Participant’s Account balance should have been larger. In this case, the Beneficiary’s claim arises no later than a claim by the Participant would have arisen.

Example 2: An individual claims that he should be a Participant’s Beneficiary under the Plan, rather than another person. This claim arises only by reference to the Beneficiary himself and so is not subject to the same time limits as a claim by the Participant.
Notwithstanding the foregoing, this subsection (a) only sets the latest date a claim will be deemed to arise.
(b)Notification of Claim Decision. Within 90 days after the date the Administrator receives a claim (or within 180 days if special circumstances require an extension of time, as determined by the Administrator, in its sole discretion), the Administrator shall notify the Claimant of its decision. In the event of such special circumstances requiring an extension of time, the Administrator shall provide the Claimant prior to expiration of the initial 90-day period written notice of the extension, which shall set forth the special circumstances and the date by which the Administrator shall decide the claim. If the Administrator wholly or partially denies the claim, the notice shall be in writing and worded in a manner calculated to be understood by the Claimant. The denial shall set forth:
(1)the specific reason or reasons for the denial;
(2)specific reference to pertinent provisions of the Plan on which the denial is based;
(3)a description of additional material or information necessary, if any, for the Claimant to perfect the claim; and
(4)an explanation of the appeal procedures and the time limits applicable thereto, including a statement regarding the Claimant’s right to bring a civil action under ERISA if the Administrator denies the Claimant’s appeal.
(c)Appeals Process. Within 60 days after the date the claimant receives the notice denying his or her claim, in whole or in part, or, if the claimant fails to receive such notice within 60 days following the latest date on which such notice could have been timely given, the claimant may appeal the claim denial by filing a written application for review with the Administrator. Following such request for review, the Administrator shall fully and fairly review the decision denying the claim. Prior to the Administrator’s decision, the claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.
(d)Decision on Appeal. Within 60 days of the date the Administrator receives an appeal (or within 120 days if special circumstances require an extension of time, as determined by the Administrator in its sole discretion), the Administrator shall notify the Claimant in writing of its decision with regard to the appeal. In the event of such special circumstances requiring an extension of time, the Administrator shall provide the Claimant prior to the commencement of the extension written notice of the extension. With respect to an appeal that the Administrator denies in whole or in part, the decision on review shall set forth:
(1)the specific reason or reasons for the denial;

(2)specific reference to pertinent provisions of the Plan on which the denial is based;
(3)a statement that the Claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents; and
(4)a statement regarding the Claimant’s right to bring a civil action under ERISA.
The appeal decision of the Administrator shall be final and conclusive.
(e)Legal Action. Additionally, upon the issuance of a denial of an appeal pursuant to this Section 11.2, a Claimant shall have 90 days after the final decision of the Administrator within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded. The failure of a Claimant to follow the claims procedure under this Section 11.2 (including the failure to comply with the deadlines established as part thereof) will extinguish his right to file a subsequent claim or to file a lawsuit with respect to the claim before any court, under ERISA Section 502 or otherwise, or before any administrative agency or quasi-judicial tribunal.
ARTICLE XII
MISCELLANEOUS
12.1Participant’s Rights Unsecured. The right of a Participant or a Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Participant’s Employer, and neither the Participant nor the Participant’s Beneficiary shall have any rights in or against any specific assets of an Employer or any grantor trust established pursuant to Article IX. All amounts credited to Deferred Compensation Accounts hereunder shall constitute general assets of the Employers and may be disposed of at such time and for such purpose as the Employers may deem appropriate. Nothing contained in the Plan shall constitute a guaranty by the Employers or any other person or entity that the assets of the Employers will be sufficient to pay any benefit hereunder. Nothing contained in the Plan shall create a fiduciary relationship between the Employers or the Administrator and any Participant, Beneficiary or other person.
12.2Employer’s Liability. Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and any Deferral Election agreement between a Participant and the Employer on a form or system approved by the Administrator. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and any Deferral Election agreement between a Participant and the Employer on a form or system approved by the Administrator. An Employer shall have no liability to Participants employed by other Employers.
12.3Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Plan or the Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.
12.4Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. Except as otherwise provided in this Section 12.4, no part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of this Plan.
12.5Notices. Any notice or other communication to the Employer or Administrator in connection with the Plan shall be deemed delivered in writing if addressed to the Company and if actually delivered at said address or, in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.
12.6Tax Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other pay or benefits payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Employer in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Employer shall have the right to reduce any payment (or other pay or benefits) by the amount of cash sufficient to provide the amount of said taxes.
12.7Code Section 409A. The Employer intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding any other provision in this Plan or any agreement hereunder, if on the date of termination of employment (a) the Company is a publicly traded corporation and (b) an individual is a “specified employee,” as defined in Code Section 409A, then to the extent any amount payable under this Plan would be payable prior to the six-month anniversary of the date of a Participant’s Separation from Service, such payment shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the date of such Separation from Service or (ii) the date of the Participant’s death. Moreover, the Employer makes no representation that the Plan complies with Code Section 409A, and the Company and its Affiliates shall have no liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.
12.8Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, its members, and the Employer. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
12.9Errors in Account Statements, Deferrals or Distributions.
(a)In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.
(b)In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Administrator may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (1) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (2) the unpaid Account balance.
(c)To the extent any payment issued to a Participant, a Beneficiary or an alternate payee under a domestic relations order (each a “payee”) is in excess of the proper benefit amount payable to the payee (an “excess benefit amount”), then (1) an equitable lien will arise in favor of the Plan in such excess benefit amount, and (2) the payee will be obligated to reimburse the Plan in the amount of the excess benefit amount plus, in the sole discretion of the Administrator, a reasonable amount of interest with regard to the excess benefit amount, and will promptly do so. The equitable lien will exist with regard to the funds received by the payee from the Plan, regardless of whether such funds remain identifiable or segregated from the payee's other assets. An excess benefit amount is not a benefit payable under the Plan. Therefore, if a payee receives an excess benefit amount, the payee will be indebted to the Plan in the amount of the excess benefit amount. The Plan will have, in addition to recovery rights under federal law, a right to recover the excess benefit amount under state law. In addition, the Plan will have a right to secure repayment of the excess benefit amount through a security interest in all assets of the payee. By accepting an excess benefit amount, a payee grants to the Plan a right to establish such security interest. The rights described in this paragraph are in addition to, and will exist independent of, any equitable right of recovery and will be enforceable in a court of law. A payee will, at the request of the Administrator, enter into a security agreement establishing such security interest pursuant to procedures established by the Administrator. The obligation to repay an excess benefit amount, and the security interest, will be enforceable in any court of competent jurisdiction, including a state court. The rights and obligations created by this paragraph are not part of the Plan, but, rather, are established by contract under, and governed by, state law.
12.10Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Administrator receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) pursuant to which a court has determined that a Spouse or former Spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Administrator shall have the right to immediately distribute the Spouse’s or former Spouse’s interest in the Participant’s benefits under the Plan to such Spouse or former Spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.
12.11Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
12.12No Guarantee of Tax Consequences. The Employer and the Administrator make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.
12.13Indemnification.
(a)Each Indemnitee (as defined in Section 12.13(e)) shall be indemnified and held harmless by the Employer for all actions taken by him and for all failures to take action (regardless of the date of any such action or failure to take action), to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated, against all expense, liability, and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined in Subsection (e)). No indemnification pursuant to this Section shall be made, however, in any case where (1) the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness or (2) there is a settlement to which the Employer does not consent.
(b)The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Employer in advance of the final disposition of the Proceeding, to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated; provided that, if such law requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only on delivery to the Employer of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.
(c)Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be such and shall inure to the benefit of his heirs, executors, and administrators. The Employer agrees that the undertakings made in this Section shall be binding on its successors or assigns and shall survive the termination, amendment or restatement of the Plan.
(d)The foregoing right to indemnification shall be in addition to such other rights as the Indemnitee may enjoy as a matter of law or by reason of insurance coverage of any kind and is in addition to and not in lieu of any rights to indemnification to which the Indemnitee may be entitled pursuant to the by-laws of the Employer.
(e)For the purposes of this Section, the following definitions shall apply:
(1)“Indemnitee” shall mean each person serving as an Administrator (or any other person who is an employee, director, or officer of the Employer) who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he is or was performing administrative functions under the Plan.
(2)“Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, an action, suit, or proceeding by or in the right of the Employer), whether civil, criminal, administrative, investigative, or through arbitration.
12.14Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, the Employer and their successors and assigns and the Participant and the Participant's designated Beneficiaries.
12.15Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
12.16Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.17Governing Law. The Plan is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware (without regard to the conflicts of law provisions thereof).
12.18Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Administrator, and any and all Participants, whether written, oral, express or implied relating thereto.
* * * * * * *
IN WITNESS WHEREOF, the Company has caused this Plan to be effective as of January 1, 2026, by a duly authorized officer on this 18 day of December, 2025.
UL Solutions Inc.
By:    /s/ Linda Chapin
Linda Chapin
EVP & Chief Human Resources Officer